Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-143198

(Supplementing Preliminary Prospectus Supplement

dated May 19, 2008)

10,800,000 Shares

Allos Therapeutics, Inc.

Common Stock

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 19, 2008 (including the base prospectus dated June 5, 2007 and the documents incorporated by reference therein) relating to these securities.

Terms and Conditions of the Common Stock Offering

Number of Shares of Common Stock	10,800,000

Overallotment Option	1,620,000

Public Offering Price per Share	$5.64

Purchases by Certain Stockholders

Warburg Pincus Private Equity VIII, L.P. has indicated an interest in purchasing up to 3,500,000 shares of common stock at the public offering price. Baker Brothers Life Sciences, L.P. and certain other affiliated funds, have indicated an interest in purchasing up to 1,500,000 shares of common stock at the public offering price. Because indications of interest are not binding agreements or commitments to purchase, these entities may purchase fewer or no shares in this offering.

Underwriting Discounts and Commissions per Share	$0.3384

Proceeds

Approximately $56.6 million, or approximately $65.2 million if the underwriters’ overallotment option is exercised in full, after deducting the underwriting discounts and commissions and estimated offering expenses.

Trade Date	May 22, 2008

Settlement Date	May 29, 2008

Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Citigroup Global Markets Inc.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement thereto) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement (including the documents incorporated by reference therein) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Merrill Lynch & Co. toll free at 1-866-500-5408.